Exhibit 10.21

BONUS ACKNOWLEDGEMENT AGREEMENT

This Bonus Acknowledgement Agreement (this “Agreement”) is made and entered into this 17th day of September, 2014 (the “Effective Date”), by and between Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), and William E. Albrecht (the “Executive”). Occidental and the Executive are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are currently parties to that certain retention and separation benefits letter dated as of February 20, 2013 (the “Retention Agreement”);

WHEREAS, Occidental has determined that it would be appropriate, desirable and in the best interests of Occidental and the shareholders of Occidental to separate its California business from Occidental into a separate publicly-traded entity by distributing to holders of shares of Occidental common stock, through a spin-off, approximately 80.1% of the outstanding shares of common stock of California Resources Corporation, a Delaware corporation (such entity, “CRC,” and such transaction, the “Spin-Off”);

WHEREAS, the Executive is expected to be employed by CRC or a subsidiary of CRC from and after the Spin-Off;

WHEREAS, in connection with the Spin-Off the Parties desire to terminate the Retention Agreement in exchange for the benefits set forth herein; and

WHEREAS, the Executive agrees to consent to the termination of the Retention Agreement.

NOW, THEREFORE, effective as of the Effective Date, the Parties agree as follows:

1.            In the event the Spin-Off occurs on or prior to December 31, 2014, Occidental shall pay, or cause to be paid, to the Executive, on the date of the Spin-Off, a special cash transition bonus in the amount of $1,250,000 less applicable withholdings (the “Transition Bonus”); provided, that, such Transition Bonus is expressly conditioned upon the Executive remaining continuously employed by Occidental or a subsidiary of Occidental through the time immediately prior to the effective time of the Spin-Off. If the Executive’s employment by Occidental or a subsidiary of Occidental terminates for any reason prior to the time immediately prior to the effective time of the Spin-Off, then the Executive shall thereupon forfeit the right to receive the Transition Bonus. Upon payment of the Transition Bonus, the Retention Agreement shall terminate without any further action of the Parties and no Party shall have any rights or obligations thereunder. Prior to the payment of the Transition Bonus and subject to Section 2 hereof, the provisions of the Retention Agreement which relate to separation benefits shall remain in full force and effect; provided, however, that in no event shall the Executive be eligible to receive both the Transition Bonus and the separation benefits described in the Retention Agreement.

2.            The Executive expressly acknowledges and agrees that neither the Spin-Off nor any transfer of the Executive’s employment to a direct or indirect subsidiary of Occidental

(whether in connection with the Spin-Off or otherwise) will result in the payment of any separation or other benefits pursuant to the Retention Agreement.

3.            In the event the Spin-Off does not occur on or prior to December 31, 2014, this Agreement shall terminate and be null and void ab initio; provided, that, the Executive’s acknowledgements set forth in Section 2 hereof shall survive such termination.

4.            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to any conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

5.            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of either Party, the other Party will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Glenn Vangolen
Name:	Glenn Vangolen
Title:	EVP Business Support

[Signature Page to Bonus Acknowledgement Agreement]

EXECUTIVE

/s/ William E. Albrecht
William E. Albrecht

[Signature Page to Bonus Acknowledgement Agreement]